The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Pursuant to Rule 424(b)3
Registration Statement No. 333-141863
Subject to completion, dated April 3, 2007

Preliminary prospectus supplement
To prospectus dated April 3, 2007

$250,000,000
  % Convertible Senior Notes due 2014

Interest payable May 1 and November 1

We are offering $250,000,000 principal amount of our  % Convertible Senior Notes due 2014. The notes will bear interest at a rate of  % per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. The notes will mature on May 1, 2014.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 1, 2014 only under the following circumstances: (1) during any fiscal quarter commencing after May 5, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after March 1, 2014 until the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes at anytime, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 40 trading-day observation period.

The conversion rate will be           shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $      per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder which elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our general, unsecured obligations and will rank equally with all our existing and future unsecured, unsubordinated debt and senior to all our existing and future subordinated debt. The notes will not be guaranteed by any of our subsidiaries and accordingly will be structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. The notes will also be effectively subordinated to all of our secured indebtedness.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Our common stock is listed on the New York Stock Exchange under the symbol “BGP.” The last reported sale price of our common stock on the New York Stock Exchange on April 2, 2007 was $20.64 per share.

See “Risk factors” beginning on page S-9 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price	Underwriting discount	Proceeds before expenses, to us

Per note	%	%	%
Total	$	$	$

We have granted the underwriters the right to exercise their option to purchase within a 13-day period up to an additional $37,500,000 principal amount of notes, solely to cover over-allotments.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April   , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan	Merrill Lynch & Co.

Banc of America Securities LLC

The date of this prospectus supplement is April 3, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

Prospectus Supplement

Prospectus

Unless otherwise noted, throughout this prospectus supplement and the accompanying prospectus the words “Borders,” “we,” “us” and “our” refer to Borders Group, Inc. and its consolidated subsidiaries.

Borders®, Waldenbooks®, Books etc.®, Paperchase® and Borders Rewardssm are trademarks, trade names or service marks of Borders Group, Inc. and its consolidated subsidiaries. Each of the other trademarks, trade names or service marks appearing in this prospectus supplement and the accompanying prospectus belongs to its respective holder.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to this “prospectus,” we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Where you can find more information” in the accompanying prospectus before investing in the notes.

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Prospectus supplement summary

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” before purchasing notes. You should also read our consolidated financial statements and the related notes and other documents incorporated by reference, which are described in “Where you can find more information” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements included in this prospectus supplement and the accompanying prospectus under “Cautionary note regarding forward-looking statements.”

Borders Group, Inc., through its subsidiaries Borders, Inc., Walden Book Company, Inc., Borders (UK) Limited, Borders Australia Pty Limited and others, is the second largest operator of book, music and movie superstores and the largest operator of mall-based bookstores in the world based upon both sales and number of stores. As of February 3, 2007, we operated 567 superstores under the Borders name, including 499 in the United States, 41 in the United Kingdom, 20 in Australia, three in Puerto Rico, two in New Zealand, and one each in Singapore and Ireland. We also operated 564 mall-based and other bookstores primarily under the Waldenbooks name in the United States and 30 bookstores under the Books etc. name in the United Kingdom. In addition, Borders owns and operates United Kingdom-based Paperchase Products Limited, a designer and retailer of stationery, cards and gifts. As of February 3, 2007, Paperchase operated 99 stores, primarily in the United Kingdom, and Paperchase shops have been added to nearly 250 domestic Borders superstores.

Strategic plan

We recently announced a new strategic plan, the principal components of which are to:

•	grow comparable store sales and profitability in our domestic Borders superstores;

•	right-size our the Waldenbooks Specialty Retail business;

•	explore strategic alternatives in our international segment; and

•	leverage innovation, technology and strategic alliances to differentiate our business, primarily through our recently-launched Borders Rewards loyalty program and through the planned launch of a proprietary e-commerce website in early 2008.

Domestic Borders superstores

Borders is a premier operator of book, music and movie superstores in the United States, offering customers selection and service that we believe to be superior to other such superstore operators. A key element of our strategy is to grow comparable store sales and profitability of our domestic Borders superstore operations. In 2006, we opened 31 new Borders superstores, achieved average sales per square foot of $236 and average sales per superstore of $5.7 million. Borders superstores also achieved compound annual net sales growth of 3.6%, 5.3% and 5.0% for the three years ended February 3, 2007, January 28, 2006 and January 23, 2005, respectively. Borders superstores offer customers a vast assortment of books, music and movies, superior customer service, value pricing and an inviting and comfortable environment designed to encourage browsing. Borders superstores carry an average of 94,500 book titles, with individual store selections ranging from 52,000 titles to 171,000 titles, across numerous categories, including many hard-to-find titles. As of February 3, 2007, 487 of the 499 domestic Borders superstores were in a book, music and movie format, which also features an extensive selection of pre-recorded music, with a broad assortment in categories such as jazz, classical and world music, and a broad assortment of DVDs, focusing on new release and catalog movies. A typical Borders superstore carries approximately 14,000 titles of music and over 7,400 titles of movies.

Waldenbooks specialty retail

Waldenbooks Specialty Retail operates small format stores in malls, airports and outlet malls, offering customers a convenient source for new releases, hardcover and paperback bestsellers, periodicals and a standard selection of other titles. Waldenbooks Specialty Retail operates stores under the Waldenbooks, Borders Express and Borders Outlet names, as well as Borders-branded airport stores. Average sales per square foot were $243 and average sales per store were $1.1 million for 2006. Waldenbooks Specialty Retail stores average approximately 3,800 square feet in size, and carry an average of 19,000 tides, ranging from 9,000 in an airport store to 31,500 in a large format store.

In 2004 and 2005, we converted 135 Waldenbooks stores to Borders Express stores, with an expanded merchandise selection, including music, movies and gifts and stationery. During 2006, another 21 Waldenbooks stores were converted to Borders Express stores.

International stores

Our International operations began in 1997 with the acquisition of Books etc. in the United Kingdom and the opening of a superstore in Singapore. Since then, we have expanded our International operations to establish a presence on four continents, and opened 13 International superstores in 2006.

International superstores, which operate under the Borders name, achieved average sales per square foot of $413 and average sales per superstore of $8.2 million in 2006. International superstores range between 13,500 and 42,400 square feet in size, and are located in both city center as well as suburban locations. All International superstores offer book, music, movie and gifts and stationery merchandise and feature cafes. Those cafes located in the United Kingdom are licensed to and operated by Starbucks Coffee Company (UK) Limited. Cafes located in Australia and New Zealand are licensed to and operated by Gloria Jean’s Coffees. The gifts and stationery departments in the United Kingdom and select Asia Pacific superstores are branded Paperchase.

We also operated 30 stores under the Books etc. name in the United Kingdom as of February 3, 2007, which are small-format stores located primarily in central London or in various airports in the United Kingdom. These stores primarily offer books and average 4,800 square feet in size, with the largest being 10,700 square feet and the smallest being 600 square feet. In July 2004, we increased our 15% equity stake in Paperchase to 97%. Paperchase is a brand leader in design-led and innovative stationery retailing in the United Kingdom. As of February 3, 2007, we operated 52 Paperchase locations as stand-alone stores and concessions in selected House of Fraser and Selfridges stores. In addition, we operate concessions in certain International Borders superstores and certain Books etc. stores. The vast majority of Paperchase’s merchandise is developed specifically by and for Paperchase and, as such, can only be found in Paperchase stores.

Internet

We have agreements with Amazon.com, Inc. to operate Internet websites utilizing the Borders.com, Waldenbooks.com, Borders.co.uk and Booksetc.co.uk addresses. Under these agreements, Amazon is the merchant of record for all sales made through these websites, and determines all prices and other terms and conditions applicable to such sales. Amazon is responsible for the fulfillment of all products sold through the websites and retains all payments from customers. We receive referral fees for products purchased through the websites. As part of our strategic plan, we expect to launch our proprietary e-commerce website in early 2008.

Distribution

Our centralized distribution system, consisting of 16 distribution facilities worldwide, significantly enhances its ability to manage inventory on a store-by-store basis. Inventory is shipped from vendors primarily to our distribution centers. Approximately 90% of the books carried by our stores are processed through our distribution facilities. We purchase substantially all of our music and movie merchandise directly from manufacturers and utilize our own distribution center to ship approximately 95% of the music and movie inventory to our stores.

Corporate information

We were incorporated in Michigan in 1994. Our corporate headquarters are located at 100 Phoenix Drive, Ann Arbor, Michigan 48108. Our telephone number is (734) 477-1100. We maintain an Internet website at www.bordersgroupinc.com. The information found on our website, or on other websites linked to our website, is not part of this prospectus supplement or the accompanying prospectus.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” “us,” and “Borders” refers to Borders Group, Inc. and not to its consolidated subsidiaries.

Issuer	Borders Group, Inc., a Michigan corporation.

Securities	$250,000,000 principal amount of % Convertible Senior Notes due 2014 (plus up to an additional $37,500,000 principal amount to cover over-allotments).

Maturity	May 1, 2014, unless earlier repurchased or converted. Issue price % plus accrued interest, if any, from April , 2007.

Interest	% per year. Interest will accrue from April , 2007 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. We will pay additional interest under the circumstances described under “Description of notes—Events of default.”

Conversion rights	Holders may convert their notes prior to the close of business on the business day immediately preceding March 1, 2014, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

• during any fiscal quarter commencing after May 5, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

• during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

• upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

On and after March 1, 2014 to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is shares per $1,000 principal amount of notes (equal to a conversion price of approximately

$ per share), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay cash up to the principal amount of the notes converted and shares of our common stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 40 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Fundamental change	If we undergo a “fundamental change” (as defined under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The purchase price if we undergo a fundamental change will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the date we purchase the notes.

Ranking	The notes will be our general, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured, unsubordinated debt and senior in right of payment to all our existing and future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries. Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

As of February 3, 2007, we had approximately $547.8 million of total debt outstanding on a consolidated basis, including $539.6 million of indebtedness under our existing senior secured revolving credit facility and $8.2 million of other indebtedness. All of this indebtedness will rank senior to the notes.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $243.9 million ($280.6 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. We expect to enter into a convertible note hedge transaction with one or more of the underwriters or their respective affiliates. We intend to use approximately $23.3 million of the net proceeds from this offering for the cost of the convertible note hedge transaction after offset by the proceeds from the warrant transaction described below. The remaining proceeds will be used to repay part of our current indebtedness under our senior secured revolving credit facility and for general corporate purposes.

If the underwriters exercise their over-allotment option, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. We may also enter into additional warrant transactions, which would result in additional proceeds to us. We expect to use all the remaining proceeds from the sale of the additional notes plus the proceeds from the additional warrant transactions for general corporate purposes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

United States federal income tax consequences	For the United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States federal income tax considerations.”

Convertible note hedge and warrant transactions	In connection with the offering of the notes, we expect to enter into a convertible note hedge transaction with one or more of the underwriters or their respective affiliates (the “option counterparties”). We also expect to enter into a separate warrant transaction with the option counterparties. The convertible note hedge transaction is expected to reduce the potential dilution to Borders common stockholders upon conversion of the notes. If the underwriters exercise their over-allotment option, there may be additional convertible note hedge and warrant transactions.

In connection with hedging these transactions, the option counterparties or their respective affiliates:

• expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

• may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period related to a conversion of the notes).

These activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes.

In addition, the option counterparties or their respective affiliates may unwind various derivatives and/or sell our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any observation period related to a conversion of notes), which could adversely impact the price of our common stock.

For a discussion of the impact of any market or other activity by the option counterparties in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting.”

New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “BGP.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Summary consolidated financial and operating data

In the table below, we provide you with summary historical consolidated financial information and other operating data as of February 3, 2007 and for the years ended January 26, 2003, January 25, 2004, January 23, 2005, January 28, 2006 and February 3, 2007 derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this summary historical financial information and other operating data along with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain information by reference” in the accompanying prospectus.

	Fiscal Year Ended
	Feb. 3,	Jan. 28,	Jan. 23,	Jan. 25,	Jan. 26,
(dollars in millions except per share data)	2007(1)	2006(1)	2005	2004	2003

Statement of Operations Data
Domestic Borders superstore sales	$2,750.0	$2,709.5	$2,588.9	$2,470.2	$2,319.0
Waldenbooks Specialty Retail sales	663.9	744.8	779.9	820.9	852.2
International sales	650.0	576.4	510.7	407.5	314.9

Total sales	$4,063.9	$4,030.7	$3,879.5	$3,698.6	$3,486.1

Operating income (loss)	$(136.8)	$173.4	$216.7	$198.1	$187.6
Income (loss) before cumulative effect of accounting change	$(151.3)	$101.0	$131.9	$117.3	$107.6
Cumulative effect of accounting change (net of tax)	–	–	–	2.1	–

Net income (loss)	$(151.3)	$101.0	$131.9	$115.2	$107.6

Per Share Data
Diluted (basic) earnings (loss) per common share before cumulative effect of accounting change	$(2.44)	$1.42	$1.69	$1.48	$1.31
Diluted loss per common share from cumulative effect of accounting change	–	–	–	(0.02)	–

Diluted (basic) earnings (loss) per common share	$(2.44)	$1.42	$1.69	$1.46	$1.31

Cash dividends declared per common share	$0.41	$0.37	$0.33	$0.08	$–
Balance Sheet Data
Working capital	$127.7	$326.7	$569.4	$556.0	$463.0
Total assets	$2,613.4	$2,572.2	$2,628.8	$2,584.6	$2,378.0
Short-term borrowings	$542.0	$206.4	$141.0	$140.7	$112.1
Long-term debt, including current portion	$5.4	$5.6	$55.9	$57.3	$50.0
Long-term capital lease obligations, including current portion	$0.4	$0.5	$0.1	$0.4	$19.6
Stockholders’ equity	$642.0	$927.8	$1,088.9	$1,100.6	$984.0

(1)	Our 2006 and 2005 fiscal years consisted of 53 weeks.

Risk factors

Our business, operations and financial condition are subject to various risks and uncertainties. Some of these risks and uncertainties are described below and in the documents incorporated by reference. You should take these risks and uncertainties into account before investing in the notes. This section does not describe all of the risks and uncertainties applicable to us, our business or our industry, and is intended only as a summary of certain material factors.

Risks related to our business

Our business is highly competitive, consumer demand for the products we sell is growing slowly or declining, and we have experienced declines in net income in each of the last two years.

We have experienced declines in net income in each of the last two years and such declines may continue, particularly during early fiscal 2007, which is expected to be a year of transformation. The decline is attributable to a number of factors, including increased competition from Internet retailers and a greater concentration on the sale of books and music by mass merchants and other non-bookstore retailers. In addition, with respect to music, the downloading of titles has significantly impacted our sales of CDs. In addition, the overall consumer demand for the products we sell, particularly music, has either declined or not experienced significant growth in recent years.

The retail book business is highly competitive. Competition within the retail book industry is fragmented, and we face direct competition from other national superstore operators, as well as regional chains and superstores. In addition, our Borders and Waldenbooks units compete with each other, as well as other specialty retail stores that offer books in a particular area of specialty, independent single store operators, discount stores, drug stores, warehouse clubs, mail order clubs and mass merchandisers. In the future, Borders and Waldenbooks may face additional competition from other categories of retailers entering the retail book market.

The music and movie businesses are also highly competitive and we face competition from large established music chains, established movie chains, as well as specialty retail stores, movie rental stores, discount stores, warehouse clubs and mass merchandisers. In addition, consumers receive television and mail order offers and have access to mail order clubs. The largest mail order clubs are affiliated with major manufacturers of pre-recorded music and may have advantageous marketing relationships with their affiliates.

The Internet is a significant channel for retailing in all media categories that we carry. In particular, the retailing of books, music and movies over the Internet is highly competitive. In addition, we face competition from companies engaged in the business of selling books, music and movies via electronic means, including the downloading of books, music and movie content.

We recently announced a new business strategy for our domestic Borders superstores and there can be no assurance that our new strategy will be successful in improving sales and profitability.

Our business strategy is dependent principally on our ability to grow comparable store sales and profitability in our domestic superstores. We are currently exploring changes to our superstore format, and we are in the process of developing a concept store that incorporates these changes. This new concept store is expected to improve performance in our domestic superstore business. The concept store will incorporate many new components, including enhancement to certain categories within the store, as well as certain technology enhancements. These technology enhancements are principally tied to our efforts to launch our own e-commerce business. We also plan to leverage our recently-launched Borders Rewards loyalty program to drive sales. There can be no assurance that the concept store changes, Borders Rewards or the e-commerce business will be successful in improving sales and profitability.

We plan to take steps to right-size our Waldenbooks Specialty Retail business and there can be no assurance that we will be successful in improving sales and profitability of our Waldenbooks business.

The results of our Waldenbooks unit are highly dependent upon conditions in the mall retailing industry, including overall mall traffic. Mall traffic has been sluggish over the past several years and we expect it to remain so for the foreseeable future. In addition, increased competition from superstores, the Internet and mass merchants has adversely affected Waldenbooks’ sales and comparable store sales. As a result, we plan to aggressively right-size the Waldenbooks mall store base. There can be no assurance that we will be able to do so at the correct rate, or that such efforts will be successful in improving sales or profitability of the Waldenbooks Specialty Retail business. Our plans could result in additional asset impairments and store closure costs. Also, there can be no assurance that mall traffic will not decline further or that competition, or other factors, will not further adversely affect Waldenbooks’ sales.

We plan to explore strategic alternatives for our International businesses and there can be no assurance that we will be able to attract interested third parties or otherwise operate our International businesses profitably.

Our operations in international markets have additional risks. It is costly to establish international facilities and operations, and to promote our brands internationally. Sales from our International segment may not offset the expense of establishing and maintaining the related operations and, therefore, these operations may not be profitable on a sustained basis. In addition, local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local customer, as well as their more established local brand name recognition. We are currently exploring strategic alternatives, including possible sale, franchise opportunity or restructuring, for portions of our International businesses, including the U.K. superstores, Books etc. stores, as well as the Ireland, Australia and New Zealand superstores. There can be no assurance that we will be able to attract interested third parties or, in lieu of that, operate our international businesses profitably.

We plan to develop our own e-commerce website in 2008 and there can be no assurance that we will be able to launch our planned website on time or operate it profitably.

Our business strategy includes development of a proprietary e-commerce platform, which will include both in-store and online e-commerce components. We expect to launch our e-commerce website in early 2008. Prior to April 2001, we operated a proprietary e-commerce business and experienced significant losses. There can be no assurance that we will be able to launch our planned e-commerce website on time or operate it profitably.

Our future results will depend on our success in implementing our business strategy, as to which there can be no assurance.

Our future results will depend, among other things, on our success in implementing our business strategy. There can be no assurance that we will be successful in implementing our business strategy, or that the strategy will be successful in sustaining acceptable levels of sales growth and profitability.

Our business is highly seasonal and the results of our operations depend significantly upon the holiday selling season.

Our business is highly seasonal, with sales generally highest in the fourth quarter. In 2006, 36.8% of our sales and 43.7% of our gross profit were generated in the fourth quarter. Our results of operations depend significantly upon the holiday selling season in the fourth quarter. Less than satisfactory net sales for such period could have a material adverse effect on our financial condition or results of operations for the year and may not be sufficient to cover any losses which may be incurred in the first three quarters of the year. Other factors that could affect the holiday selling season include general economic and geopolitical conditions, overall consumer spending patterns, weather conditions and, with respect to our mall business, overall mall traffic. Our expansion program generally is weighted with store openings in the second half of the fiscal year. In the future, changes in the number and timing of store openings, or other factors, may result in different seasonality trends.

Our sales and profits are highly dependent upon discretionary consumer spending, which may be affected by factors beyond our control.

Sales of books, music and movies have historically been dependent upon discretionary consumer spending, which may be affected by general economic conditions, consumer confidence and other factors beyond our control. In addition, sales are dependent in part on the strength of new release products which are controlled by vendors. A decline in consumer spending on books, music and movies, or in bestseller book, music and movie buying could have a material adverse effect on our financial condition and results of operations and our ability to fund our growth strategy.

Our International operations subject us to a risk of losses resulting from changes in currency exchange rates.

The results of operations of our International segment are exposed to foreign exchange rate fluctuations as the financial results of our foreign subsidiaries are translated from the local currency into U.S. dollars upon consolidation. As exchange rates vary, sales and other operating results, when translated, may differ materially from expectations. In addition, we are subject to gains and losses on foreign currency transactions, which could vary based on fluctuations in exchange rates and the timing of the transactions and their settlement.

We may experience uninsured losses from terrorism, earthquakes and other events.

We are subject to the possibility of uninsured losses from risks such as terrorism, earthquakes, hurricanes or floods, for which no, or limited, insurance coverage is maintained.

We are subject to litigation and other claims that could have a material adverse effect on our business.

We are subject to risk of losses which may arise from adverse litigation results or other claims, including the matters described in our Annual Report on Form 10-K for our fiscal year ended February 3, 2007 incorporated in this prospectus supplement by reference.

We rely extensively on our information technology infrastructure and there can be no assurance that we will be able to effectively maintain, upgrade and enhance our information technology systems.

The capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to changing needs is essential to our ability to execute our business strategy. In addition, our strategy is dependent on enhancing our existing merchandising systems, a process currently under way. There can be no assurance that we will be able to effectively maintain, upgrade or enhance systems, or add new systems, in a timely and cost effective manner, or that we will be able to integrate any newly developed or purchased technologies with existing systems. These disruptions or impacts, if not anticipated and appropriately mitigated, could have a material adverse effect on our ability to implement our business strategy and on our financial condition and results of operations.

Our success is dependent on the availability of adequate capital and there can be no assurance that we will have continue to have access to capital on acceptable terms and conditions.

Our success is dependent on the availability of adequate capital to fund our operations and to carry out our strategic plans. There can be no assurance that we will have adequate access to capital markets, which could have a material adverse effect on our ability to implement our business strategy and on our financial condition and results of operations.

There can be no assurance that our initiative to enhance the efficiency of our distribution and logistics network will be successful.

We have undertaken a multi-year initiative to enhance the efficiency of our distribution and logistics network. A component of this strategy was the relocation of our Harrisburg, Pennsylvania distribution facility to a new, 600,000 square foot, state-of-the-art facility near Carlisle, Pennsylvania in the first quarter of 2006. In addition, some of the operations of our Indiana facility, and those of a facility in Tennessee, were transferred to other facilities in 2006. The remainder of the operations of the Indiana facility, as well as certain operations of the Tennessee facility, are planned to be transferred to the new facility in 2007. There can be no assurance that we will successfully transfer the operations of these facilities. These activities, if not successfully executed, could have a material adverse effect on our financial condition and results of operations.

We rely extensively on the efforts and ability of our key officers, and our loss of the services of any of these officers could have a material adverse effect on us.

Management believes that our continued success will depend to a significant extent upon the efforts and abilities of George L. Jones, our President and Chief Executive Officer, as well as our other key officers. The loss of the services of Mr. Jones or any other such key officers could have a material adverse effect on us. We do not maintain “key man” life insurance on any of our key officers.

We are subject to numerous other risks and uncertainties that could have a material adverse effect on our business.

We are also subject to numerous other risks and uncertainties which could adversely affect our business, financial condition, operating results and cash flows. These risks include, but are not limited to, higher than anticipated interest, occupancy, labor, merchandise, distribution and inventory shrinkage costs, unanticipated work stoppages, energy disruptions or shortages or higher than anticipated energy costs, asset impairments relating to underperforming stores or other unusual items, including any charges that may result from the implementation of our strategic plan, higher than anticipated costs associated with the closing of underperforming stores, the continued availability of adequate capital to fund our operations, the stability and capacity of our information systems, and unanticipated costs or problems relating to the information technology systems required for our operations.

Risks related to the notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will effectively rank junior to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional secured or unsecured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of February 3, 2007, we had approximately $547.8 million of total debt outstanding on a consolidated basis, including $539.6 million of indebtedness under our existing senior secured revolving credit facility and $8.2 million of other indebtedness. All of this indebtedness will rank senior to the notes.

The notes are obligations of Borders Group, Inc. only, and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of Borders Group, Inc. and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries are subject to restrictions under our existing senior secured revolving credit facility, may be subject to additional contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior secured debt, which would increase the risks described above.

We are able to incur additional debt, including senior secured debt, in the future. The indenture for the notes does not prohibit us from incurring additional debt. As of February 3, 2007, we had $394.3 million (net of outstanding letters of credit of $9.2 million) of total availability for potential borrowing under our senior secured revolving credit facility, subject to our compliance with financial and other covenants. Any future borrowings we make under our senior secured revolving credit facility will be senior to the notes. In addition, the indenture allows us to incur additional debt that may be senior to the notes, including a replacement of our existing senior secured revolving credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the notes. See “Description of certain indebtedness.” If new debt is added to our or our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured revolving credit facility provides that certain change in control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right as a result of a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a repurchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions of the notes, including the provisions requiring the increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change date or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our senior secured revolving credit facility limits our ability to pay any cash amount upon the conversion of the notes.

Our existing senior secured revolving credit facility limits our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the notes and prohibits us from making any cash payments on the conversion of the notes if a default or an event of default has occurred under that facility. See “Description of certain indebtedness.” Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However such an event would constitute an event of default under our senior secured revolving credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), which would prohibit us in that instance from making any payments upon acceleration of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 1, 2014, the notes are convertible into cash and shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount and we will settle any amounts in excess of the principal amount in shares of our common stock.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of the conversion obligation in excess of the principal amount of the notes. Accordingly, upon conversion of a note, a holder might not receive any shares of our common stock. In addition, any settlement of a conversion of notes (other than with respect to a conversion of notes on or after March 1, 2014, settlement of which will occur on the maturity date) will occur on the third business day immediately following the 41st trading day following the related conversion date. You will not be paid interest or otherwise compensated for any lost time value or money as a result of this delay, and the value of the common stock you receive upon conversion is subject to declines in the market price of our stock during the settlement period. See “Description of notes—Conversion rights—Conversion procedures” and “Description of notes—Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you had expected) between the day that you exercise your conversion right and some or all of the 40 trading days as to which the daily conversion values of your notes are determined.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Borders Group, Inc. except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $     (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—

Conversion rate adjustments.” Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the U.S. federal securities laws. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that has the effect of increasing your proportionate interest in our company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. See “Certain United States federal income tax considerations.”

If you are a non-U.S. holder (as defined herein), any deemed dividend would be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain United States federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the offering of the notes, we expect to enter into a convertible note hedge transaction with one or more of the underwriters or their respective affiliates (the “option counterparties”). We also expect to enter into a separate warrant transaction with the option counterparties. The convertible note hedge transaction is expected to reduce the potential dilution to Borders common stockholders upon conversion of the notes. In connection with hedging these transactions, the option counterparties or their respective affiliates:

•	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after pricing of the notes; and

•	may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes.

In addition, the option counterparties or their respective affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging. In particular, such hedging activity is likely to occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes.

We intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, the option counterparties or their respective affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for any converted notes.

In addition, if the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have also agreed to indemnify the option counterparties for losses incurred in connection with a potential unwinding of its hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash or the number of shares that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

The accounting method for convertible debt securities with net share settlement, such as the notes, may be subject to change.

The Emerging Issues Task Force, or EITF, is reviewing, among other things, the accounting method for net share settled convertible debt securities. A subcommittee of the EITF is considering other methods for accounting for net share settled convertible debt securities.

We cannot predict the outcome of the EITF deliberations, whether the EITF will require changes in the way net share settled convertible debt securities are accounted for, when any change would be implemented or whether such a change would be implemented retroactively or prospectively.

We also cannot predict any other changes in generally accepted accounting principals, or GAAP, that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our reported or future financial results. These impacts could adversely affect the trading price of our common stock and in turn negatively impact the trading price of the notes.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $25.40 in April 2006 and a low of $17.17 in July 2006 in the twelve-month period ended February 3, 2007. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks relating to our business,” variations in our quarterly operating results from our expectations or those of securities analysts or investors, downward revisions in securities analysts’ estimates and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of February 3, 2007, we had outstanding approximately 58.5 million shares of our common stock and options to purchase approximately 4.8 million shares of our common stock (of which approximately 4.2 million were exercisable as of that date). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

Under our articles of incorporation, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain other provisions of our articles of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. One can identify these forward-looking statements by the use of words such as “projects,” “expected,” “estimated,” “look toward,” “continuing,” “planning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as our future financial performance (including earnings per share growth, EBIT margins and inventory turns, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), our strategic plans and expected benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Specialty Retail segment and the development of a proprietary website) and our intentions with respect to dividend payments and share repurchases. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in our forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for our products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund our operations and to carry out our strategic plans; the performance of our information technology systems and the development of improvements to the systems necessary to implement our strategic plans and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties. Certain of these risks and uncertainties are discussed under “Risk factors.” We do not undertake any obligation to update forward-looking statements.

Use of proceeds

We estimate that the proceeds from this offering will be approximately $243.9 million ($280.6 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. We expect to enter into a convertible note hedge transaction with one or more of the underwriters or their respective affiliates. We intend to use approximately $23.3 million of the net proceeds from this offering for the cost of the convertible note hedge transaction after offset by the proceeds from the warrant transaction described in “Prospectus supplement summary — Convertible note hedge and warrant transactions.” The remaining proceeds will be used to repay part of our current indebtedness under our senior secured revolving credit facility and for general corporate purposes. If the underwriters exercise their over-allotment option, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. We may also enter into additional warrant transactions, which would result in additional proceeds to us. We expect to use all the remaining proceeds from the sale of the additional notes plus the proceeds from the additional warrant transactions for general corporate purposes. Pending application of the net proceeds of this offering, we intend to invest funds in short-term marketable securities.

Capitalization

The following table sets forth, as of February 3, 2007, our cash and cash equivalents and our capitalization on an actual basis and as adjusted to give effect to the sale of the notes offered by us and the application of the net proceeds from the offering as described under “Use of proceeds.”

	As of February 3, 2007
(in millions except share amounts)	Actual	As adjusted(1)

Cash and cash equivalents	$120.4	$120.4
Short-term borrowings and current portion of long-term debt(2)	542.6	322.0
Long-term debt	5.2	5.2
% Convertible senior notes due 2014	–	250.0
Stockholders’ equity:
Common stock, 300,000,000 shares authorized; 58,476,306 shares issued and outstanding(3)	175.5	152.2
Accumulated other comprehensive income	28.5	28.5
Retained earnings	438.0	438.0
Total stockholders’ equity	642.0	618.7
Total capitalization	$1,189.8	$1,195.9

(1)	All information in this table assumes no exercise of the underwriters’ over-allotment option.

(2)	Represents the estimated reduction in the principal amount outstanding under our senior secured revolving credit facility resulting from our application of the net proceeds from this offering, less the approximately $23.3 million of the net proceeds from this offering to be used to pay the cost of a convertible note hedge transaction, after offset by the proceeds from the warrant transaction as described in “Use of proceeds.”

(3)	Represents the effect of the estimated cost of the convertible note hedge after offset by the estimated proceeds from the warrant transaction.

Ratio of earnings to fixed charges

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. Also set forth below is a pro forma calculation of what our ratio of earnings fixed charges would have been for our 2006 fiscal year had the offering of notes been completed as of the first day of our 2006 fiscal year and the net proceeds from the offering had been applied as of such date as described under “Use of proceeds.”

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, minority interest and cumulative effect of a change in accounting principle less minority interest adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt expenses), capitalized interest and an estimate of the interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	Pro forma		Fiscal
	Fiscal 2006		2006		2005	2004	2003	2002

Ratio of earnings to fixed charges	—	(1)	—	(2)	1.8	2.0	1.9	1.9

(1)	On a pro forma basis, earnings would have been inadequate to cover fixed charges for fiscal 2006. The amount of the coverage deficiency would have been $161.7 million.

(2)	Earnings were inadequate to cover fixed charges for fiscal 2006. The amount of the coverage deficiency was $170.3 million.

Price range and dividend history of our common stock

Our common stock is traded on the New York Stock Exchange under the symbol “BGP.” The following table sets forth for the periods presented the high and low closing market prices for our common stock, as reported by the New York Stock Exchange, and the quarterly dividends declared.

			Dividends
	High	Low	declared

Fiscal Year 2007
February 3, 2007 through April 2, 2007	$22.34	$19.52	$0.11
Fiscal Year 2006
First Quarter	$25.31	$23.60	$0.10
Second Quarter	$24.02	$17.31	$0.10
Third Quarter	$21.00	$18.50	$0.10
Fourth Quarter	$24.14	$20.49	$0.10
Fiscal Year 2005
First Quarter	$27.47	$23.59	$0.09
Second Quarter	$26.20	$23.92	$0.09
Third Quarter	$25.30	$18.96	$0.09
Fourth Quarter	$24.70	$18.71	$0.10

As of March 27, 2007, there were 2,617 holders of record of our common stock. We have declared and paid quarterly cash dividends since November 2003, and intend to pay regular quarterly cash dividends, subject to approval of our board of directors, in the future. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations under the Michigan Business Corporation Act. In addition, our ability to pay dividends is restricted by certain agreements to which we are a party, including our senior secured revolving credit agreement.

Description of notes

We will issue the notes under an indenture to be dated as of April   , 2007 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find more information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Borders Group, Inc. and not to its subsidiaries.

General

The notes

•	will be general, unsecured senior obligations of the Company;

•	will initially be limited to an aggregate principal amount of $250,000,000 (or $287,500,000 if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from April , 2007 at an annual rate of %, payable on May 1 and November 1 of each year, beginning November 1, 2007;

•	will mature on May 1, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of           shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 40 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes.

We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of  % per year until maturity. Interest on the notes will accrue from April   , 2007, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. We will pay additional interest under the circumstances described under “—Events of default.”

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general, unsecured obligations of the Company ranking equally in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and senior to all existing and future indebtedness of the Company that is expressly subordinated in right of payment to the notes. The notes will effectively rank junior to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes will effectively rank junior to the liabilities, including trade payables, of the Company’s subsidiaries.

In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of February 3, 2007, we had approximately $547.8 million of total debt outstanding on a consolidated basis, including $539.6 million of indebtedness under our existing senior secured revolving credit facility and $8.2 million of other indebtedness. See “Description of certain indebtedness.” All of this indebtedness will rank senior to the notes.

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 1, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after March 1, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be           shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share of common stock). Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	for conversions on or following March 1, 2014; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 1, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after May 5, 2007, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 1, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, initially the trustee, for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination, and we will have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•	issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change as defined under “Fundamental change permits holders to require us to purchase notes” (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 30 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date.

Conversions on or after March 1, 2014

On or after March 1, 2014, holders may convert each of their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

The “daily settlement amount,” for each of the 40 trading days during the observation period, will consist of:

•	cash equal to the lesser of (i) one-fortieth of $1,000 and (ii) the daily conversion value for such trading day; and

•	to the extent the daily conversion value exceeds one-fortieth of $1,000, a number of shares equal to (A) the difference between the daily conversion value and one-fortieth of $1,000, divided by (B) the daily VWAP for such day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-fortieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BGP.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

The “observation period” with respect to any note means the 40 consecutive trading-day period beginning on, and including, the second trading day after the related conversion date, except that with respect to any note with a conversion date occurring on or after March 1, 2014, the

“observation period” means the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day prior to the maturity date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading generally in our common stock occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x OS’
                  OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable

CR’ = the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date

OS’ = the number of shares of our common stock outstanding immediately after such ex-dividend date or effective date

(2) If we issue to all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x OS0 + X
                   OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance

CR’ = the conversion rate in effect immediately after such ex-dividend date

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights or warrants

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights or warrants

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) will apply; then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x        SP0
                  SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after such ex-dividend date

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x FMV0 + MP0
                  MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this clause (3) to “10 days” will be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4A) If any regular, quarterly cash dividend or distribution made to all or substantially all holders of our common stock during any quarterly fiscal period does not equal $0.11 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

(a) if the per share amount of such regular, quarterly cash dividend or distribution is greater than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x        SP0
                  SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C = the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold

(b) if the per share amount of such regular, quarterly cash dividend or distribution is less than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x        SP0
                  SP0 + C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C = the initial dividend threshold minus the amount in cash per share we distribute to holders of our common stock

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the conversion rate under this clause (4A).

(4B) If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x        SP0
                  SP0 – C
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C = the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x AC + (SP’ x OS’)
                  OS0 x SP’

where,

CR0 = the conversion rate in effect on the date the tender or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date the tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from and including the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 days” will be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a stock split or stock dividend).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•	for the avoidance of doubt, for (i) the issuance of common stock by us (other than to all or substantially all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction constitutes a fundamental change described in clause (1) or (2) of such term (as defined under “—Fundamental change permits holders to require us to purchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

April , 2007
May 1, 2008
May 1, 2009
May 1, 2010
May 1, 2011
May 1, 2012
May 1, 2013
May 1, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 30th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the fundamental change purchase date the notes to be purchased, duly endorsed for transfer, together with a written notice of your intent to exercise your repurchase right, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 10:00 a.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal will state:

•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes, on the business day following the fundamental change purchase date, then, effective on the fundamental change purchase date:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue; and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes” under the caption “We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Consolidation, merger and sale of assets

The indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person will succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest (as described below) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;

(6) failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) a failure to pay when due at maturity or a default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or will hereafter be created (but excluding intercompany indebtedness), unless such failure is cured or such acceleration is rescinded, stayed or annulled within 10 days after receipt by the Company of written notice of default is given to the Company from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”); and

(9) a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders will, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture for the notes provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.25% of the principal amount of the notes. If we so elect, such additional interest will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 60th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 60th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election and (ii) pay such additional interest on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Description of certain indebtedness

We are party to a senior secured revolving credit agreement with a group of lenders. The credit agreement was restated as of July 31, 2006 and will expire in July 2011. The credit agreement provides for borrowings of up to $1,125,000,000 secured by eligible inventory and accounts receivable and related assets. Our obligations under the credit agreement have been guaranteed by our subsidiaries. Borrowings under the credit agreement are limited to a specified percentage of eligible inventories and accounts receivable and bear interest at a variable base rate or LIBOR, plus an applicable increment, at our option.

Our senior secured revolving credit agreement:

•	includes a fixed charge coverage ratio requirement of 1.1 to 1 that is applicable only if outstanding borrowings under the facility exceed 90% of permitted borrowings;

•	contains covenants that limit, among other things, our ability to incur indebtedness, grant liens, make investments, consolidate or merge or dispose of assets;

•	prohibits dividend payments and share repurchases that would result in borrowings under the facility exceeding 90% of permitted borrowings thereunder; and

•	contains default provisions that are typical for this type of financing, including a cross-default provision relating to other indebtedness of more than $25,000,000, and a default upon a change in control of Borders Group, Inc., which would include a change in the beneficial ownership of 35% or more of our outstanding shares.

We have entered into an amendment to our senior secured revolving credit agreement in connection with this offering in order to modify certain provisions of the credit agreement that would have restricted our ability to issue the notes. As of February 3, 2007, we had approximately $547.8 million of indebtedness outstanding under our senior secured revolving credit agreement

Certain of our non-United States subsidiaries are parties to credit agreements with banks or other financial institutions in the jurisdictions in which they operate. As of February 3, 2007, we had approximately $8.2 million of indebtedness outstanding under these agreements.

Certain United States federal income tax considerations

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted. This summary addresses only notes and shares of our common stock that are held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not address all aspects of United States federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, certain expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•	tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle, or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, or the “Code;”

•	tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other United States federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences. The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT THE DISCUSSION OF TAX MATTERS SET FORTH IN THIS PROSPECTUS SUPPLEMENT WAS WRITTEN IN CONNECTION WITH THE PREPARATION OF THIS PROSPECTUS SUPPLEMENT AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE, OR LOCAL TAX LAW. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

Consequences to U.S. holders

The following is a summary of the United States federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock into which the notes may be converted for United States federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated interest

It is expected that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for United States federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of qualified stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required, regardless of the U.S. holder’s method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before a receipt of cash payments attributable to this income.

Additional interest

Our obligation to pay you additional interest in the event that we fail to comply with specified obligations under the indenture for the notes may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. Assuming this is correct, but we (contrary to our expectations) are nevertheless required to pay additional interest, such additional interest would be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for United States federal income tax purposes. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service, or “IRS.” A successful challenge of this position by the IRS would require that a U.S. holder accrue interest income based on a “‘comparable yield” (which would be higher than the stated coupon on the notes), regardless of such holder’s method of accounting for United States federal income tax purposes. Such characterization may cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. In addition, if there were contingent payments still due on the note at the time of sale or other disposition, any loss would also be ordinary, but only to the extent that the holder’s total interest inclusions on the note (including any positive adjustments) exceed the total net negative adjustments on the note. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were determined to be contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self tender transactions), and certain transactions that constitute a fundamental change. See “Description of notes—Conversion rights—Conversion rate adjustments” and “Description of notes—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders of the notes for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. If an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of the holders of our common stock could be treated as a taxable stock dividend to those stockholders.

Such constructive distributions would result in dividend income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described in “Dividends on the common stock” below. It is not clear whether any such constructive dividend would be eligible for the preferential rates of United States federal income tax applicable to certain dividends received by noncorporate holders or whether a corporate holder would be entitled to claim the dividends-received deduction with respect to such constructive dividend. Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. Because a constructive distribution deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any amounts we are required to withhold against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock). Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a resulting taxable stock dividend on the holder’s basis and holding period.

Sale, exchange, redemption or other disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as ordinary income) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the amount paid for the note. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A holder’s ability to deduct capital losses may be limited.

Conversion of the notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Exchange or Other Disposition of Notes”).

If a U.S. holder receives cash and our common stock on conversion, the United States federal income tax treatment is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a recapitalization, in part a conversion and in part a taxable exchange, or a fully taxable exchange, as briefly discussed below.

Possible treatment as a recapitalization. If a combination of cash and stock is received by you upon conversion of the notes, we intend to take the position that the notes are securities for United States federal income tax purposes and that the conversion should be treated as a recapitalization. In such case, a holder would recognize gain, but not loss, equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) over that U.S. holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest, which will be treated in the manner described below). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share. Any gain or loss recognized on conversion resulting from the receipt of cash (including cash received in lieu of a fractional share) generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but excluding common stock attributable to accrued interest, the tax basis of which should equal its fair market value when received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Possible treatment as part conversion and part redemption. If not treated as a recapitalization, the conversion of a note into our common stock and cash may be treated for United States federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note. With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of United States federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not clear, a holder may in this event be permitted to allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as fully taxable exchange. Finally, it is conceivable that the conversion could simply be viewed as a fully taxable exchange by a U.S. holder of the notes for a combination of cash and our common stock. In this case, see the description under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes.”

Treatment of cash in lieu of a fractional shares. If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest. As the indenture for the notes provides that accrued and unpaid interest and additional interest, if any, up to, but not including, the conversion date will be deemed to be paid in full, or “satisfied,” rather than cancelled, extinguished or forfeited upon a conversion, any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt. U.S. holders are urged to consult their tax advisors with respect to the United States federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible effect of changes to the terms of the notes

In certain situations, we may adjust the conversion rate of the notes and provide for the exchange of the notes into publicly traded securities. See “Fundamental change permits holders to require us to repurchase the notes.” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the exchange of the notes for the publicly traded securities may be treated as a taxable event to a holder.

Dividends on the common stock

A distribution in respect of our common stock generally will be treated as a dividend to the extent paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Qualified dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment interest expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock. U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for either the dividends-received deduction or the reduced maximum tax rate on qualified dividends.

Sale, exchange or other disposition of common stock

A U.S. holder will generally recognize capital gain or loss on a sale, exchange or other disposition of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. If, at the time of the sale, exchange or other taxable disposition of the common stock, a U.S. holder held the stock for more than one year, such gain or loss should be considered a long-term capital gain or loss. Otherwise, such gain or loss should be considered a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. The ability to deduct capital losses may be limited.

Information reporting and backup withholding

When required, we or our paying agent will report to the U.S. holders of the notes and our common stock and to the IRS amounts paid (or deemed to be paid) on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends (or constructive dividends) paid (or deemed to be paid) on the common stock (or the notes) and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (i) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (iii) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to non-U.S. holders

The following is a summary of the United States federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes for United States federal income tax purposes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Stated interest

Under the portfolio interest exemption, payments of interest on the notes by us or any of our agents to a non-U.S. holder will not be subject to United States federal withholding tax, provided that:

•	the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

•	either (i) the beneficial owner of the notes certifies to us or our agent on a properly executed IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (ii) the notes are held through certain foreign intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations, and in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless a treaty applies to reduce or eliminate withholding or the interest is effectively connected with a U.S. trade or business of such non-U.S. holder as discussed below.

If interest on the note is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, and, if an applicable treaty applies, is attributable to a permanent establishment in the United States, the non-U.S. Holder will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation’s effectively connected earnings and profits.

To claim an exemption from withholding pursuant to a treaty or because the interest is effectively connected income, a non-U.S. holder of the note must provide us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

Dividends on the common stock

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). However, dividends that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the graduated individual or corporate rates applicable to U.S. persons. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate). Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange or other disposition of notes or common stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock and cash that is treated as a taxable event, see “Consequences to U.S. holders—Conversion of notes into common stock and cash”) will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” during the applicable statutory period. In this regard, we believe that we are not and we do not anticipate becoming a U.S. real property holding corporation. If we become a U.S. real property holding corporation, any gain realized on the sale or other taxable disposition by a non-U.S. holder will be subject to U.S. federal income tax if our common stock ceases to be regularly traded on an established securities market (as defined in the applicable Treasury Regulations) prior to the beginning of the calendar year in which the disposition occurs.

A non-U.S. holder described in one of the three above referenced categories will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. With respect to the third bullet point, we believe that we are not and we do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

Information reporting and backup withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to non-U.S. holders—Stated interest” (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor of the proceeds receives the statement described above (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of the notes listed next to its name in the following table:

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC

Total		$250,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to the satisfaction of certain conditions, including that the convertible note hedge and warrant transactions will have become effective and are completed concurrently. The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of  % of the principal amount of the notes. Any such dealers may resell notes to certain other brokers or dealers at a discount of up to  % of the principal amount of the notes. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of the notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $37.5 million principal amount of notes from us to cover sales of notes by the underwriters which exceed the number of notes specified in the table above. Any exercise of this over-allotment option must be closed within 13 days from the date of the first issuance of the notes. If any notes are purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price of the notes less the amount paid by the underwriters to us for the notes. The underwriting fee is  % of the principal amount of the notes. The following table shows the total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per $1,000 principal amount	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $464,210.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, other than the offering and sale in this offering and transfers or sales of shares of common stock pursuant to the convertible note hedge and warrant transactions executed by us concurrently with the pricing of the notes, the issuance by us of any securities or options to purchase common stock under our current employee benefit plans, the issuance by us of securities in exchange for or upon conversion of our notes described herein or the issuance of securities in connection with acquisitions and private placements by us; provided that the recipients of such securities in private placements and acquisitions agree in writing to be bound by these restrictions with respect to such securities. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except, in each case, for (A) transfers of shares of common stock or securities convertible into common stock as a gift of gifts or as intra-family transfers or transfers to trusts or family limited partnerships for estate planning purposes, (B) transfers of common stock or any security convertible into common stock by will or intestacy, (C) bona fide pledges of common stock existing on the date of such lock-up agreements or (D) subsequent pledges of common stock if the pledgee of such common stock agrees in writing to be bound by these restrictions. In addition, our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be ”covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be ”naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of J.P. Morgan Securities Inc. and Banc of America Securities LLC are lenders under our senior secured revolving credit facility. We intend to use a portion of the proceeds from the sale of the notes to repay indebtedness under our senior secured revolving credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our senior secured revolving credit facility. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the debt securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, we expect to enter into a convertible note hedge transaction with one or more of the underwriters or their respective affiliates (the “option counterparties”), which is expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into a separate warrant transaction with the option counterparties. If the underwriters exercise their over-allotment option, there may be additional convertible note hedge and warrant transactions.

In connection with hedging these transactions, the option counterparties or their respective affiliates:

•	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period in respect of any conversion of notes).

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained as of the date of this prospectus supplement, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. See “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Legal matters

Certain legal matters will be passed upon for us by Thomas D. Carney, Esq., our Senior Vice President, General Counsel and Secretary, and by Baker & McKenzie LLP, Chicago, Illinois. Mr. Carney beneficially owns 31,106 shares of common stock and holds presently exercisable options to purchase an additional 63,000 shares of common stock. Certain legal matters will be passed upon by the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements of Borders Group, Inc. appearing in Borders Group, Inc.’s Annual Report (Form 10-K) for the year ended February 3, 2007, and Borders Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Common Stock
Warrants
Subscription Rights
Debt Securities
Stock Purchase Contracts
Stock Purchase Units

We may offer, from time to time, common stock, warrants, subscription rights, debt securities, which may be senior debt securities or subordinated debt securities, stock purchase contracts or stock purchase units.

We will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The specific manner in which any particular securities may be offered and sold will be described in the applicable prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “BGP.” The last reported sale price of our common stock on April 2, 2007 was $20.64 per share.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

April 3, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any prospectus supplement. We will be offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise noted, throughout this prospectus and any prospectus supplement the words “Borders,” “we,” “us” and “our” refer to Borders Group, Inc. and its consolidated subsidiaries.

Borders®, Waldenbooks®, Books etc.®, Paperchase® and Borders Rewardssm are trademarks, trade names or service marks of Borders Group, Inc. and its consolidated subsidiaries. Each of the other trademarks, trade names or service marks appearing in this prospectus or any prospectus supplement belongs to its respective holder.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may, from time to time, sell any combination of common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time securities are sold, we will provide you with a prospectus supplement that will contain information about the specific terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part or our other filings with the SEC. You also should read this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

Borders Group, Inc.

Borders Group, Inc., through its subsidiaries Borders, Inc., Walden Book Company, Inc., Borders (UK) Limited, Borders Australia Pty Limited and others, is the second largest operator of book, music and movie superstores and the largest operator of mall-based bookstores in the world based upon both sales and number of stores. As of February 3, 2007, we operated 567 superstores under the Borders name, including 499 in the United States, 41 in the United Kingdom, 20 in Australia, three in Puerto Rico, two in New Zealand, and one each in Singapore and Ireland. We also operated 564 mall-based and other bookstores primarily under the Waldenbooks name in the United States and 30 bookstores under the Books etc. name in the United Kingdom. In addition, Borders owns and operates United Kingdom-based Paperchase Products Limited, a designer and retailer of stationery, cards and gifts. As of February 3, 2007, Paperchase operated 99 stores, primarily in the United Kingdom, and Paperchase shops have been added to nearly 250 domestic Borders superstores.

We were incorporated in Michigan in 1994. Our corporate headquarters are located at 100 Phoenix Drive, Ann Arbor, Michigan 48108. Our telephone number is (734) 477-1100. We maintain an Internet website at www.bordersgroupinc.com. The information found on our website, or on other websites linked to our website, is not part of this prospectus or any prospectus supplement.

Cautionary note regarding forward-looking statements

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. One can identify these forward-looking statements by the use of words such as “projects,” “expected,” “estimated,” “look toward,” “continuing,” “planning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as our future financial performance (including earnings per share growth, EBIT margins and inventory turns, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), our strategic plans and expected benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Specialty Retail segment and the development of a proprietary website) and our intentions with respect to dividend payments and share repurchases. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in our forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for our products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund our operations and to carry out our strategic plans; the performance of our information technology systems and the development of improvements to the systems necessary to implement our strategic plans and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties. We do not undertake any obligation to update forward-looking statements.

Description of the securities

This prospectus contains summary descriptions of the common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of common stock

The following is a description of our capital stock and certain provisions of our articles of incorporation, bylaws and applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation and bylaws, copies of which are available as set forth under “Where You Can Find More Information.”

Authorized capital stock

Our authorized capital stock consists of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 27, 2007, 58,568,352 shares of our common stock were outstanding, excluding treasury stock and shares reserved for issuance upon exercise of outstanding stock options. As of March 27, 2007, no shares of our preferred stock were outstanding.

Common stock

Holders of our common stock are entitled to one vote for each share held and are not entitled to cumulative voting rights. Holders of our common stock have no preemptive or other rights to subscribe for additional shares. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. On liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their pro rata portion of our net assets remaining after the payment of all debts, obligations and liquidation preferences, if any.

Preferred stock

Our board of directors is authorized to issue shares of preferred stock from time to time in one or more series. Our board of directors may determine the number of shares constituting each series of preferred stock. Subject to our articles of incorporation, our board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series, without further vote or action by our stockholders.

Our articles of incorporation and bylaws contain provisions that could make it difficult for a third party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

Our board of directors has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquiror. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company.

Description of warrants

We may issue warrants to purchase common stock or debt securities, which are referred to collectively in this prospectus as the “underlying warrant securities.” Warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each such underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of subscription rights

General

We may issue subscription rights to purchase common stock or warrants. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving the subscription rights in such subscription rights offering.

The applicable prospectus supplements will describe the specific terms of any subscription:

•	the title of such subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of the subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of certain United States federal income tax consideration;

•	the date on which the right to exercise the subscription rights will commence, and the date on which such right will expire;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, certain term of any standby underwriting agreement that we may enter into in connection with the subscription rights offering; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of subscription rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of common stock, warrants or any combination thereof, at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Description of debt securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.”

The forms of indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of ours. Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined and described more fully under “—Subordination.”

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency or currencies, including composite currencies or currency units in which that series of debt securities may be denominated or in which we will pay the principal of (and premium, if any) or interest, if any, on that series of debt securities, if other than United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture.

Under the subordinated indenture, “senior indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided that the deferred purchase price of any other business or property or assets will not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	all obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•	any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, merger, sale of assets and other transactions

Unless the accompanying prospectus supplement states otherwise, we may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of default; notice and waiver

Unless an accompanying prospectus supplement states otherwise, the following constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt security of such series will not constitute a default in the payment of interest for this purpose;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt security in accordance with the terms of the debt securities of that series will not constitute a default in the payment of principal (or premium, if any) for this purpose;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures occurs and is continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately. In the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. In addition, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee has not instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, defeasance and covenant defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we will deliver to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (iii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

•	reduce the requirements contained in the indentures for quorum or voting; or

•	modify any of the above provisions.

The indentures permit the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture, which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and paying agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Form, exchange and transfer

The debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

Global securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interest in that global security may exchange their interests for definitive debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global debt security and the specific terms of the depositary arrangement with respect to that global debt security.

Governing law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or exchange rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Description of stock purchase contracts and stock purchase units

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including United States treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded.

Plan of distribution

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the prospectus supplement.

Use of proceeds

Unless we inform you otherwise in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us to fund our ongoing business operations and for other general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.

Ratio of earnings to fixed charges

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, minority interest and cumulative effect of a change in accounting principle less minority interest adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt expenses), capitalized interest and an estimate of the interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	Fiscal
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	—(1)	1.8	2.0	1.9	1.9

(1)	Earnings were inadequate to cover fixed charges for fiscal 2006. The amount of the coverage deficiency was $170.3 million.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon by Baker & McKenzie LLP, Chicago, Illinois. If the validity of any of the securities is also passed upon by counsel for the underwriters of an offering, that counsel will be named in the prospectus supplement relating to that offering.

Experts

The consolidated financial statements of Borders Group, Inc. appearing in Borders Group, Inc.’s Annual Report (Form 10-K) for the year ended February 3, 2007, and Borders Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we may offer described in this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities we may offer, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. Our common stock is quoted on the New York Stock Exchange under the symbol “BGP.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.bordersgroupinc.com. as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended February 3, 2007; and

•	our Current Reports on Form 8-K, filed on February 15, 2007 and March 29, 2007.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
Tel.: (734) 477-1100
Attention: Anne Roman, Investor Relations
Email: aroman@bordersgroupinc.com

$250,000,000

  % Convertible Senior Notes due 2014

Preliminary prospectus supplement

JPMorgan	Merrill Lynch & Co.

Banc of America Securities LLC

April 3, 2007